Release: Immediate November 8, 2016

CP launches fact-based website on work, rest and time off
Calgary, AB – Canadian Pacific (TSX: CP) (NYSE: CP) today launched a website that presents the facts relating to work, rest and time off for Canadian-based running trades employees.

The site, www.workrestandtimeoff.ca, also outlines CP’s labour relations story, communications CP has had with the Teamsters Canada Rail Conference – Train & Engine (TCRC-T&E) leadership and models CP has presented. It also dispels the many myths and outdated perceptions concerning work and time off for train crews at CP.
“The new site takes all of the information related to work, rest and time off and puts it in one place,” said Peter Edwards, CP’s Vice-President People. “This is an important step as we want all employees to see first-hand the extensive work we have done, and continue to do, on this topic across our North American network. For real change to occur in Canada, collective agreements need to be more progressive and forward-looking to address the needs of today’s employee.”

In the United States, for example, CP has been able to improve the quality of life of its engineers and conductors. The Soo Line and the Dakota, Minnesota and Eastern, as documented on the new site, are moving to an age where employees can have more predictable work patterns and in the process deliver better, more reliable service to customers. In Canada, CP’s attempts to change how unassigned road service employees are scheduled have stalled because the current collective agreements are antiquated and based in the steam era.

“We had unions in the U.S. vote for these changes even before collective agreements expired, and those employees have benefited as a result,” said Edwards. “In Canada we remain at a standstill with the TCRC-T&E, unable to engage with them in a meaningful way on this important topic. While TCRC leadership states one of the reasons they went on strike in 2015 was ‘fatigue’ we were not able to get them to sit with us and talk about it. With no way to engage with them, we took action and put in mandatory rest for T&E employees. The result: they grieved it 41 times.”

In the resulting arbitral decision dealing with the issue of mandatory time off between trips, Arbitrator John Stout stated, “I acknowledge that fatigue is a matter of safety that affects both the company, the Union’s members and the general public. Addressing fatigue is in the best interests of both parties to this proceeding. The issue should be addressed in collective bargaining either by agreement or in an interest arbitration award. It is not the role of a rights arbitrator to set public policy or rewrite the parties’ collective agreement.”

The current arbitrated agreement with the TCRC-T&E expires December 31, 2017. However, it is CP’s belief that a solution to this issue can and should be found sooner.

CP has a history of working collaboratively with its unions. In addition to modernizing collective agreements in the U.S., CP has successfully negotiated long-term collective agreements with its other six Canadian bargaining units, including Teamsters, which include increased benefits, annual wage increases and restoration of the employee share purchase plan.

“We want employees to come to work rested, have meaningful time with their loved ones and be able to support their families,” said Edwards. “Assigned days off and mandatory rest achieves this.”

CP encourages regulators, government officials, employees and their families to visit the site. CP will, at any time, discuss the facts around work and rest with the Transportation Safety Board, Transport Canada and the TCRC-T&E and is happy to do so in a public forum.
About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP.

Note on forward-looking information

This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited, to our safe operations, legal and regulatory compliance, priorities and plans, programs and strategies. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking information, including but not limited to the following factors: changes to the key assumptions identified above; changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive.

These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Information" in CP's annual and interim reports on Form 10-K and 10- Q. Readers are cautioned not to place undue reliance on forward-looking information. Forward-looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.

Contacts:
Media
Martin Cej
403-319-7298
Martin_Cej@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca